Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES CLOSING OF TENDER OFFER FOR ANY AND
ALL OF CERTAIN SERIES OUTSTANDING NOTES
Houston, TEXAS (December 22, 2008) — Camden Property Trust (NYSE: CPT) today announced it has accepted for purchase the principal amount of its outstanding notes set forth below validly tendered pursuant to its previously announced cash tender offer for such notes (the “Tender Offer”). The Tender Offer expired at 11:59 p.m., New York City time, on Friday, December 19, 2008. Payment for notes purchased pursuant to the Tender Offer is expected to be made on Tuesday, December 23, 2008. The aggregate consideration for notes accepted for payment, including accrued and unpaid interest, is expected to be approximately $102.7 million.

		Aggregate Principal
		Amount Accepted For
Issuer	Title of Security	Purchase
Camden Property Trust	4.700% Senior Unsecured Notes due July 15, 2009	$18,133,000
Camden Property Trust	4.375% Senior Unsecured Notes due January 15, 2010	70,139,000
Camden Property Trust	6.750% Senior Unsecured Notes due September 15, 2010	20,070,000
Camden Summit Partnership, L.P. (1)	7.590% Medium Term Notes due March 16, 2009	—
Camden Summit Partnership, L.P. (1)	8.500% Medium Term Notes due July 19, 2010	—
Camden Property Trust	6.790% Medium Terms Notes due August 27, 2010	—

	Total	$108,342,000

(1)	Camden Summit Partnership, L.P. (formerly known as Summit Properties Partnership, L.P.) was acquired by Camden in the merger of Summit Properties Inc. with and into Camden Summit, Inc., a wholly-owned subsidiary of Camden, on February 28, 2005.
The Tender Offer was made pursuant to the Offer to Purchase dated December 12, 2008 and the related Letter of Transmittal.
J.P. Morgan Securities Inc. acted as Dealer Manager for the Tender Offer.
This press release is neither an offer to purchase nor a solicitation to buy any of the notes.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

About Camden
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 179 properties containing 62,421 apartment homes across the United States. Upon completion of seven properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named to FORTUNE® Magazine’s list of the “100 Best Companies to Work For.”